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                                                                   EXHIBIT 23(b)
                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-3 of Energen Corporation for the registration of debt securities and common stock of Energen Corporation of our report, which includes an explanatory paragraph with respect to the change in Energen's method of accounting for certain other post retirement benefits effective October 1, 1993, dated October 25, 1995, on our audits of the consolidated financial statements and financial statement schedules of Energen Corporation as of September 30, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993. We also consent to the reference to our firm under the caption "Experts."



                                       COOPERS & LYBRAND, L.L.P.

Birmingham, Alabama
August 27, 1996